CONSENT OF INDEPENDENT AUDITORS


We have issued our report dated February 16, 2001, accompanying the consolidated financial statements incorporated by reference in the Annual Report of Transnational Financial Network, Inc., on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Transnational Financial Network, Inc., on Form S-8.




/s/ GRANT THORNTON, LLP




San Francisco, California
December 21, 2001